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                                                                  EXHIBIT (b)(1)

                             DEMAND PROMISSORY NOTE

  $14,934,728.64                                             December 29, 2000


          ON DEMAND, for value received, the undersigned, KC Holding Corporation, a Delaware corporation (the "Company"), promises to pay to the order ValueAct Capital Partners, L.P., a Delaware limited partnership (the "Lender"), the principal sum of $14,934,728.64 or, if less, the amount outstanding hereunder together with interest (computed on the basis of a year of 360 days and actual days elapsed) on the principal amount from time to time remaining unpaid hereon from the date hereof to the maturity thereof (whether by demand or otherwise) at the rate per annum equal to eight percent (8%) and after the maturity thereof until paid at the rate per annum of two percent (2%) above the interest rate otherwise applicable to this Note at such maturity. Interest shall be payable upon demand.

          The Company hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note. The Company agrees to pay to the holder hereof all expenses incurred or paid by such holder, including attorney's fees and court costs, in connection with the creation, enforcement or collection of this Note. It is agreed that this Note and the rights and remedies of the holder hereof shall be construed in accordance with and governed by the laws of New York.


                                 KC HOLDING CORPORATION

                             By:    /s/ Jeffrey W. Ubben
                                 ------------------------

                                 Name:   Jeffrey W. Ubben
                                      -------------------

                                Title:    Secretary and Treasurer
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